H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the S&P 500 ® Dividend Aristocrats Risk Control 8% Excess Return Index (the “Index”). The Index provides variable notional exposure to the S&P 500 ® Dividend Aristocrats Excess Return Index (the “Underlying Index”), while targeting an annualized volatility of 8%. The Index also reflects, on a daily basis, the deduction of the notional financing cost. The Index utilizes the existing Underlying Index methodology, plus an overlying mathematical algorithm designed to control the le vel of risk of the Underlying Index by establishing a specific volatility target of 8% and dynamically adjusting the exposure to the Underlying Index based on its observed historical volatility. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Dividend Aristocrats Risk Control 8% Excess Return Index Index Ticker: SPXD8UE Participation Rate: At least 200.00%* Initial Value: The closing level of the Index on the Pricing Date Final Value: The closing level of the Index on the Observation Date Index Return: (Final Value – Initial Value) / Initial Value Pricing Date: August 26, 2022 Observation Date: August 28, 2028 Maturity Date: August 31, 2028 Additional Amount: $1,000 î Index Return î Participation Rate Payment At Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note , of $1,000 plus the Additional Amount, provided the Additional Amount will not be less than zero. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133MGA2 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133MGA2/doctype/Product_Termsheet/document.pdf Estimated Value : The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the pr ice you paid for the notes, please see the hyperlink above Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . * The actual Participation Rate will be provided in the pricing supplement and will not be less than 200.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 165.00 65.00% 130.00% 150.00 50.00% 100.00% 140.00 40.00% 80.00% 130.00 30.00% 60.00% 120.00 20.00% 40.00% 110.00 10.00% 20.00% 105.00 5.00% 10.00% 101.00 1.00% 2.00% 100.00 0.00% 0.00% 95.00 - 5.00% 0 .00% 90.00 - 10.00% 0.00% 80.00 - 20.00% 0.00% 60.00 - 40.00% 0.00% 40.00 - 60.00% 0.00% 20.00 - 80.00% 0.00% 0.00 - 100.00% 0.00% 6 yr SPXD8UE Notes North America Structured Investments **Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes. The “total return ” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The level of the Index will include the deduction of a notional financing cost. • The Index may not be successful and may not outperform the Underlying Index. • The Index may not approximate its target volatility. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • No interest payments, dividend payments or voting rights. • Our parent company, JPMorgan Chase & Co ., is currently one of the companies that make up the S&P 500 ® Index and may be included in the Index. • The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. • The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 6yr SPXD8UE Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information